Exhibit 99.1

Cornell Companies, Inc. AT THE COMPANY:
Martin Spanski, Investor Relations
(713) 623-0790

Cornell Companies Reports Third-Quarter 2007 Results

Updates Guidance for 2007 Fourth Quarter

Houston, TX (November 6, 2007) — Cornell Companies, Inc. (NYSE: CRN) today reported results for the three and nine months ended September 30, 2007.

James E. Hyman, chairman and chief executive officer, said, “Cornell continued the facility expansions as previously announced, as well as reactivating both the Hector Garza Residential Treatment Center and the Great Plains Correctional Facility (Great Plains) during the third quarter.  We are pleased to have received licensure for an additional 28 beds at the Cornell Abraxas Academy (CAA).  However, as previously disclosed, an initial delay in the ramp schedule at Great Plains, which should be completed by mid-December, and higher staffing costs at the Regional Correctional Center (RCC) caused us to reduce our earnings forecast for the fourth quarter. We remain confident in both our growth plan for the business and our outlook for 2008 and beyond.”

Third-Quarter Summary (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
As Reported	9/30/2007	9/30/2006	9/30/2007	9/30/2006
Revenue from operations	$87,327	$92,383	$268,465	$266,728
Income from operations	10,538	10,556	30,419	31,476
Net loss from discontinued operations	—	—	—	(707)
Net income	2,417	2,584	6,526	7,152
EPS — diluted	$0.17	$0.18	$0.45	$0.51
Diluted shares outstanding used in per share computation	14,559	14,113	14,443	14,036

Third-Quarter Results

Revenues decreased 5.5 percent to $87.3 million for the latest quarter from $92.4 million in the 2006 period.  Much of the decrease derives from three factors: 1) lower revenues due to the previously announced withdrawal of inmates by the Bureau of Immigration and Customs Enforcement (ICE) from RCC in July 2007, 2) the temporary closure of Great Plains in April 2007, and 3) the management contract terminations at the Alexander Youth Services Center and the Donald W. Wyatt Detention Center, in January 2007 and July 2007, respectively. Improved utilization at programs including the CAA and D. Ray James Prison partially offset these declines. The High Plains Correctional Facility in Brush, Colorado (acquired in May 2007) also contributed to higher revenue. Average contract occupancy levels were 99.4 percent in residential facilities compared with 97.7 percent in last year’s third quarter.

Income from operations of $10.5 million for the third-quarter of 2007 compared with income of $10.6 million in the same quarter of 2006.  As previously disclosed, in August 2007 the company settled a lawsuit relating to its Southern Peaks Regional Treatment Center in Cañon City, Colorado. Cornell received a net settlement of approximately $1.5 million that is included in the third quarter 2007 results.

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The revenue declines at the previously mentioned facilities offset the settlement receipt.

For the quarter ended September 30, 2007, the company reported net income of $2.4 million, or $0.17 per diluted share, compared with net income of $2.6 million, or $0.18 per diluted share, in the same period last year.

Nine-Month Results

For the nine months ended September 30, 2007, revenues grew 0.7 percent to $268.5 million from $266.7 million reported in 2006.  The increase was derived from new programs opened in 2006 (principally the Moshannon Valley Correctional Center), the acquisition of the High Plains Correctional Facility in May 2007, as well as higher utilization at those programs mentioned earlier.  These improvements were offset, in part, by lower revenues due to the previously announced temporary closure of Great Plains in April 2007, the withdrawal of inmates by ICE from RCC and the Alexander Youth Services Center management contract termination in January 2007.  In addition, the 2006 period included approximately $2.4 million (net of receipts tax) associated with revenue recognized from the true-up calculation required by the guaranteed population contract at RCC.

Income from operations was $30.4 million for this year’s nine-month period compared with $31.5 million in the prior-year period. Net income was $6.5 million, or $0.45 per diluted share, compared with net income of $7.2 million, or $0.51 per diluted share, in the previous year’s first nine months. The 2007 period included approximately $3.7 million in pre-tax costs (or $0.15 per diluted share, after taxes) associated with the terminated Veritas merger and related shareholder litigation. Net income in the 2007 period also included the net claim settlement received of $1.5 million in pre-tax income (or $0.06 per diluted share).  Net income in the prior-year period was affected by pre-opening and start-up costs for new facilities totaling $1.6 million (or $0.11 per diluted share, after taxes), as well as $0.7 million (or $0.05 per diluted share) in net losses from discontinued operations.  2006 results also included pre-tax capitalized interest of $1.5 million (or $0.06 per diluted share, after taxes) compared with $0.6 million (or $0.02 per diluted share, after taxes) in the current year and the pre-tax impact (net of receipts tax) of approximately $2.4 million (or $0.10 per diluted share, after taxes) associated with revenue recognized from the true-up calculation required by the guaranteed population contract at RCC.

Earnings Outlook for Fourth Quarter and Full Year 2007

Despite continued solid performance in core operations, the delay in ramping the population at Great Plains and higher staffing costs at RCC led Cornell to lower fourth-quarter 2007 earnings guidance. Management expects fourth-quarter 2007 earnings to range from $0.29 to $0.33 per share, and earnings for the full year to range from $0.74 to $0.78 per share.

As previously noted, the company expects the initial delay in September and slower ramp in the population for the reactivation of Great Plains to reduce earnings for the fourth quarter by approximately $0.04 cents per diluted share.  However, the company expects to complete the ramp by mid-December when the facility reaches the initial contract population of 916.  As a result, the company does not expect any carryover effect to 2008 at Great Plains.

As announced in August 2007, ICE withdrew its population from RCC. As of today, ICE continues to have no detainees at this facility.  At this time, ICE has not indicated when it will repopulate the facility, if ever. The facility’s other current federal customer, the U.S. Marshals Service, has continued to use the facility at generally the same level, ranging from 170 to 200 beds.

In addition, today’s earnings estimates reflect higher staffing costs than previously forecast in the fourth quarter at RCC. This is principally due to management’s decision to maintain higher staffing levels than required for just the U.S. Marshals’ detainee population housed there today. As previously announced, Cornell decided to staff at higher levels to enable a faster ramp should ICE decide to return detainees to the facility or should the company successfully remarket the facility.  Management believes that this higher staffing will cause a decline in expected earnings for the fourth quarter of approximately $0.02 cents per diluted share. For the first quarter of 2008, management expects revenue to increase based on the approximately 500-bed guaranteed minimum contract with the Marshals and ICE.

Cornell continues to actively market the facility to other customers.  Although management believes that current demand for beds across the country will enable it to successfully remarket RCC (as it did with Great Plains), the company is currently not projecting any new customer in the facility during 2007.  Today’s guidance assumes no material changes to the anticipated average population announced last quarter.

The fourth-quarter 2007 guidance reflects the 600-bed expansion at the company’s Big Spring Correctional Center under its April 1, 2007 contract with Federal Bureau of Prisons (BOP), known as CAR-6. The company completed the expansion, which allowed activation under the amended terms effective November 1, 2007.  As such, the company plans to start billing the BOP at the new contracted rates for the expanded facility effective November 1st.  However, the BOP indicated last week that they are presently unable to increase their population usage at the facility as stated in the contract due to an inability of the federal government to pass a federal fiscal year 2008 budget.  The company believes the BOP is clearly obligated to begin paying the increased rates under the terms of the CAR-6 contract.  The new billing rates produce incremental earnings for the company of approximately $0.02 per diluted share each month.  The company’s guidance reflects the new billing rates starting November 1st.

This guidance reflects an annual effective tax rate of approximately 44.0 percent.

James E. Hyman said, “We are excited about the expanded platform with which we will begin 2008. This includes the impact of the additional license at CAA, Great Plains operating at its initial capacity of 916, Big Spring operating under the CAR-6 award, D. Ray James operating with its additional 300 bed expansion and RCC operating at a minimum, under the terms of its approximately 500-bed guaranteed contract.

Capital Structure

As previously announced, Cornell amended its senior secured revolving credit facility in October 2007. The $100 million facility, which has a maturity of December 31, 2011, replaces the Company’s existing $60 million credit facility, which had a maturity of June 24, 2008. The new facility favorably modifies certain loan covenants and provides the Company increased flexibility to manage Cornell’s growth opportunities.

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast at 11:00 a.m. Eastern time today. The webcast may be accessed through Cornell’s home page, www.cornellcompanies.com. An audio replay and podcast will be available on the above Web site, or can otherwise be heard by dialing (800) 405-2236 or (303) 590-3000 and providing confirmation code 11101355. The replay will be available through Tuesday, November 13, 2007 by phone and through Thursday, December 6, 2007 on the Web site. This earnings release also can be found on Cornell’s Web site at www.cornellcompanies.com under “Investor Relations — Press Releases.”

Forward-Looking Statements

Statements regarding the Company’s future earnings, results of operations, inmate ramp up at Great Plains, costs, marketing efforts and guaranteed minimum contract at RCC, business outlook, effective tax rate, the applicable pricing for its Big Spring Correctional Center, and future growth, as well as any other statements that are not historical facts, are forward-looking statements within the meaning of applicable securities laws that involve certain risks, uncertainties and assumptions.  These include but are not limited to Cornell’s ability to perform according to its current expectations, changes in supply and demand, actions by governmental agencies and other third parties, and other factors detailed in the company’s most recent Form 10-K and other filings with the Securities and Exchange Commission, which are available free of charge on the SEC’s Website at http://www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

About Cornell Companies

Cornell Companies, Inc. (http://www.cornellcompanies.com) is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. The company has 75 facilities in 15 states and the District of Columbia and a total service capacity of 17,602.

(Financial Tables Follow)

CORNELL COMPANIES, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
As Reported	2007	2006	2007	2006
Revenues	$87,327	$92,383	$268,465	$266,728
Operating expenses	68,485	71,457	206,458	203,735
Pre-opening and start-up expenses (A)	—	—	—	2,657
Depreciation and amortization	3,988	4,317	11,740	12,256
General and administrative expenses	4,316	6,053	19,848	16,604
Income from operations	10,538	10,556	30,419	31,476
Interest expense, net	6,031	6,500	18,585	18,137
Income before provision for income taxes and discontinued operations	4,507	4,056	11,834	13,339
Provision for income taxes	2,090	1,472	5,308	5,480
Income before discontinued operations	2,417	2,584	6,526	7,859
Discontinued operations, net of tax benefit	—	—	—	(707)
Net income	$2,417	$2,584	$6,526	$7,152

Earnings per share:
— Basic	$0.17	$0.19	$0.46	$0.51
— Diluted	$0.17	$0.18	$0.45	$0.51

Number of shares used in per share computation:
— Basic	14,214	13,962	14,116	13,898
— Diluted	14,559	14,113	14,443	14,036

Total service capacity (end of period) (B)	17,602	19,226	17,602	19,226
Contracted beds in operation (end of period) (B)	13,472	13,508	13,472	13,508
Average contract occupancy (B) (C)	99.4%	97.7%	102.1%	96.4%
Average contract occupancy excluding start-up operations (B)	99.4%	97.7%	102.1%	96.4%

(A)      There were no revenues associated with reported start-up expenses for the nine months ended September 30, 2007 and 2006.

(B)        Data presented excludes discontinued operating facilities.

(C)        Average contract occupancy percentages are based on actual occupancy for the period as a percentage of the contracted capacity of residential facilities in operation. Since certain facilities have service capacities that exceed contracted capacities, average contract occupancy percentages can exceed 100% if the average actual occupancy exceeded contracted capacity.

Balance Sheet Data:
(in thousands)	September 30,	December 31,
	2007	2006
Cash and cash equivalents	$903	$18,529
Investment securities	750	11,925
Working capital	23,730	75,078
Property and equipment, net	369,334	319,064
Total assets	535,857	523,533
Long-term debt	245,083	255,471
Total debt	266,494	265,981
Stockholders’ equity	193,792	181,564

Cornell Companies, Inc.

Operating Statistics from Continuing Operations

For the Three and Nine Months Ended September 30, 2007 and 2006

	Three Months Ended September 30,				Nine Months Ended September 30,
	2007		2006		2007		2006
		%		%		%		%
Contracted beds in operation:
Secure Institutional (A)	9,276	69%	9,213	68%	9,276	69%	9,213	68%
Adult Community-Based (A)	2,805	21%	2,805	21%	2,805	21%	2,805	21%
Juvenile (A)	1,391	10%	1,490	11%	1,391	10%	1,490	11%
Total	13,472	100%	13,508	100%	13,472	100%	13,508	100%

Number of billed mandays:
Secure Institutional	804,710	58%	836,325	55%	2,513,496	59%	2,322,059	53%
Adult Community-Based:
Residential	262,025	19%	249,393	17%	768,172	18%	739,168	17%
Non-residential (B)	66,076	5%	128,510	9%	193,276	5%	395,981	9%
Juvenile:
Residential	116,743	8%	128,187	8%	351,891	8%	396,373	9%
Non-residential (B)	145,223	10%	166,566	11%	456,074	10%	530,340	12%
Total	1,394,777	100%	1,508,981	100%	4,282,909	100%	4,383,921	100%

Revenues (in 000’s):
Secure Institutional	$43,088	49%	$47,243	51%	$137,373	51%	$130,953	49%
Adult Community-Based:
Residential	16,406	19%	15,415	17%	47,988	18%	45,373	17%
Non-residential	749	1%	1,315	1%	2,456	1%	4,001	2%
Juvenile:
Residential	20,577	24%	22,059	24%	60,211	22%	67,091	25%
Non-residential	6,507	7%	6,351	7%	20,437	8%	19,310	7%
Total	$87,327	100%	$92,383	100%	$268,465	100%	$266,728	100%

Average revenue per diem:
Secure Institutional	$53.54		$56.49		$54.65		$56.40
Adult Community-Based:
Residential	$62.61		$61.81		$62.47		$61.38
Non-residential (B)	$11.34		$10.23		$12.71		$10.10
Juvenile:
Residential	$176.26		$172.08		$171.11		$169.26
Non-residential (B)	$44.81		$38.13		$44.81		$36.41
Total	$62.61		$61.22		$62.68		$60.84

(A) Residential contract capacity only.

(B) Non-residential “mandays” includes a mix of day units and hourly units. Mental health facilities are reported in hours.

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